Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 11, 2025, with respect to the consolidated financial statements of Dole plc, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ KPMG

Dublin, Ireland

September 3, 2025